UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 10, 2004


                              The Finx Group, Inc.
       (Exact name of small business issuer as specified in its charter)
                     (formerly known as Fingermatrix, Inc.)

           Delaware                     0-9940                  13-2854686
(State or other jurisdiction of     (Commission file          (IRS Employer
 incorporation or organization)          number)          Identification Number)

    21634 Club Villa Terrace                                         33433
   (Address of Principal Executive Offices)                        (Zip Code)

                                 (561) 447-6612
              (Registrant's telephone number, including area code)


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Item 5. Other Events

Although the Registrant is a party to certain legal proceedings that have occurred in the ordinary course of business, the Company does not believe such proceedings to be of a material nature with the exception of the following item which the Registrant became aware subsequent to the April 14, 2004 filing of its Form 10-K for the year ended December 31, 2003 and which is therefore reported herein.

On or about April 20, 2004, the Registrant became aware of a press release issued by DataWorld Solutions, Inc. (OTC: DWLD) and its subsidiary DWS Defense Systems, Inc., that a "preliminary letter of intent" had been entered into by which Georal International, Inc. had granted as yet undisclosed distribution and integration rights to DWS Defense Systems, Inc.

Inasmuch as the Registrant currently holds exclusive distribution rights to Georal's security products by virtue of an Exclusive Distribution Agreement dated September 13, 1999 (as amended), the Registrant has requested from Georal a copy of the purported agreement in order to determine whether the Registrant's contractual rights are being infringed.

The Registrant has notified Georal and DWS that it will take any and all actions necessary to protect its rights under the Exclusive Distribution Agreement, including but not limited to injunctive relief and damages.

However, due to uncertainties in the legal process, it is at least reasonably possible that the Registrant will face significant legal expenses in defending its contract, and that Registrant's current opinion of the outcome of the dispute might change in the future and there exists the possibility that there could be a material adverse impact on the operations of the Registrant.


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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                THE FINX GROUP, INC.


Date: May 10, 2004                              /S/   Lewis S. Schiller
                                                   Chief Executive Officer




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